EXHIBIT (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-229448 on Form N-2 of our report dated February 18, 2020, relating to the financial statements and financial highlights of Eaton Vance Enhanced Equity Income Fund II (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended December 31, 2019, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 23, 2020